Exhibit 10.1

GENERAL RELEASE  AND SEVERANCE AGREEMENT

This GENERAL RELEASE AND SEVERANCE AGREEMENT (the “Agreement”) is entered into on and as of December 22, 2008 (the “Execution Date”); however, the same shall be effective, as more particularly provided for herein, on and as of January 1, 2009  (the “Effective Date”), by and between: (1) LLOYD G. DAVIES (“Davies” or “Employee”); and (2) WARREN RESOURCES, INC. (“WRI”), WARREN E&P, INC. (“WEP”) and WARREN RESOURCES OF CALIFORNIA, INC. (“WRC”), as their respective interests in the subject matter hereof appear.  WRI, WEP and WRC may be referred to herein collectively as the “Company” or “Warren”.  Davies, Employee, WRI, WEP, WRC, Company and Warren may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Employee has been and currently is an Officer and Director of the Company and has been employed by the Company since March 1, 2004 pursuant to the terms, conditions and provisions contained in that certain Employment Agreement dated March 1, 2004 and that certain Employment Agreement dated July 1, 2005 (collectively the “Employment Agreement”) between Davies and Warren, and in accordance with Warren’s Employee Handbook, a copy of which Employee has received and executed (the “Handbook”).

WHEREAS, as provided below, the Company and Davies have mutually agreed to:  (A) revise and restructure Davies’ relationship as on Officer and Director of the Company; (B) terminate the employment relationship; and (C) release and hold each other harmless from any and all claims arising from or related to such employment and corporate relationship.

WHEREAS, Employee has been afforded up to twenty-one (21) days from and after the date of receipt of this Agreement (the same being December 12, 2008), if desired, to consider the meaning and effect of this Agreement; will execute this Agreement and EXHIBIT “A” attached hereto; and will send same to the Company within twenty-four (24) hours after complete execution hereof.  The twenty-one (21) day period provided for above shall be calculated from December 12, 2008.  Any subsequent modifications of, revisions to or versions of this Agreement shall not extend or restart the twenty-one (21) day period.

WHEREAS, Employee understands that he may revoke this Agreement within seven (7) business days following the day he executes the same.  Any revocation within such period must be submitted, in writing, to the Company and state:  “I hereby revoke my acceptance of our Separation and Severance Agreement and Mutual Release.”  Said revocation must be personally delivered or mailed to the Company and postmarked within seven (7) business days after his execution of this Agreement.  Employee will advise the Company in writing if he has chosen not to revoke this Agreement by executing EXHIBIT “B” attached hereto and sending same to the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Company and Employee hereby agree as follows:

1.   STATUS AS OFFICER AND DIRECTOR, AND TERMINATION OF  EMPLOYMENT.

A.            Current Status.  The Parties acknowledge that Davies is currently an employee of the Company, and is currently serving in various corporate capacities as:  (1) a Director of WRI; (2) an Executive Vice President of WRI;  (3) a Director and the Chairman of the Board of Directors of WEP; (4) the Chief Executive Officer of WEP; (5) a Director of WRC; and (6) the President of WRC.

B.            Resignations as Officer and Director.  On and as of the Execution Date, Davies agrees to and shall resign as:  (1) an Executive Vice President of WRI; (2) a Director and as the Chairman of the Board of Directors of WEP; (3) the Chief Executive Officer of WEP; (4) a Director of WRC; and (5) the President of WRC.  Such resignations shall be deemed effective at such time as and upon execution of this Agreement by Davies, and without the necessity of the preparation or execution of any other or separate instrument, letter, agreement or form of resignation.  Davies shall continue as a Director of WRI in accordance with paragraph D below.  Subject to paragraph D below, Davies also agrees to resign from any other position as a corporate Officer and/or Director of any other subsidiary of WRI effective on and as of the Execution Date.  Effective with such resignation, Davies will no longer be a member of any internal board or management committee of the Company or any subsidiary, and will have no authority to take any action on behalf of or otherwise bind the Company in the capacities provided for above.

C.            Status of Employment.  The Parties acknowledge and agree that Davies shall continue as an employee of the Company from the Execution Date up to and through December 31, 2008.  The Parties also mutually acknowledge and agree to terminate the Employment Agreement without cause pursuant to Section 8(b) thereof on and as of the Effective Date, and the employment relationship between the Company and the Employee will cease on and as of the Effective Date.

D.            Future Expiration of Director’s Term.  The Parties agree that Davies shall continue as a Director of WRI for the remaining unexpired term of such position, and shall serve at the pleasure of the Shareholders in accordance with corporate organizational documents of WRI.  The Parties also acknowledge that Davies’ current term as a Director of WRI expires on or about May 20, 2009, or on the date the Annual Meeting of Shareholders of WRI is held in 2009, whichever occurs first.  As upon the expiration of such term, Davies will cease being and will no longer serve as a Director of WRI or a member of any internal board or management committee of WRI, and will have no authority to take any action on behalf of or otherwise bind the Company in the capacity as a director of WRI.

2.   SEPARATION BENEFITS.

A.            Monetary Consideration.  As consideration and in exchange for the execution of this Agreement, the release of claims set forth below, the promises, waivers, covenants, terms and other obligations under this Agreement, and subject to and contingent upon Employee’s full and complete execution of EXHIBIT “B” attached hereto;  and provided that Employee remains in full compliance with the duties, responsibilities and obligations to the Company under this Agreement, the Company agrees to provide the following-described separation benefits to Employee:

(1).          The Company will continue to pay and has paid the gross amount of the Employee’s currently existing salary from the Execution Date through December 31, 2008, less applicable taxes, withholdings and deductions, in accordance with the Company’s regular, automatic payroll system and practices.

(2).          The Parties acknowledge that Section 8(b) of the Employment Agreement specifically provides that the Company may terminate the employment relationship and the Employment Agreement at any time without cause, and the Company and the Employee hereby mutually agree to and shall terminate the employment relationship effective on and as of the Effective Date.  The Parties also acknowledge that Section 8(b) provides that, upon termination without cause, the Company will pay to the Employee severance pay in an amount equal to the greater of:  (i) Employee’s remaining Base Compensation then in effect for the balance of the term of the Employment Agreement; or (ii) 90 days of Employee’s annual Base Compensation then in effect, and such amount will be payable upon execution and delivery of this Agreement, which serves as the release referred to in Section 8(b).  In accordance with and as required by Section 8(b), the Company agrees to pay to the Employee the remaining amount of annual Base Compensation for the balance of the term of the Employment Agreement, or six (6) months, in the amount of $139,731.15 as severance pay, less applicable taxes, withholdings and deductions.  Such payment shall be made on or within five (5) days after the date of execution of EXHIBIT “B” attached to this Agreement.

B.            Vacation Pay.  The Parties acknowledge and agree that the Employee is entitled to four (4) weeks (or 20 business days) of vacation during each full year of employment, and that the Employee has been employed from the anniversary date of the Employment Agreement (the same being March 1, 2008) through the Effective Date.  The Parties also acknowledge and agree that the Employee has earned and is entitled to vacation pay for three (3) unused vacation days.  The Parties acknowledge that Employee will receive payment in full for three (3) accrued but unused vacation days in the total amount of $3,224.58, or $1,074.86 per day, less  applicable taxes, deductions and withholdings, earned by Employee prior to the Effective Date.  In no event shall the vacation pay provided for above be subject to, contingent upon or otherwise payable in connection with or based upon Employee’s execution of this Agreement, and such vacation pay shall not serve as consideration for or be required in connection with any of the release provisions contained herein.  Such payment shall be made on or within five (5) days after the date of execution of EXHIBIT “B” attached to this Agreement.

C.            Severance, Incentive Compensation and Retirement Bonuses.  As a result of various discussions and conversations between the Company and the Employee, the Parties specifically acknowledge and agree that the Employee shall not be entitled to and shall not receive, and the Company shall not be obligated to pay, any incentive bonus compensation or retirement compensation, as provided in Section 6(b) and Section 8(c), respectively, of the Employment Agreement.  In addition, the Parties also specifically acknowledge and agree that the Employee shall not be entitled to receive, and the Company shall not be obligated to pay, any other form of severance bonus or compensation to the Employee of any kind or type under or pursuant to the Employment Agreement, including the two sections referred to above, this Agreement or otherwise.

D.            Insurance Matters.  Employee acknowledges and agrees that he has elected to be covered by his former employer’s health insurance policy and is not covered by or included in the Company’s health and medical insurance policy, coverage and plan for its employees.  Employee acknowledges that he is not entitled to any health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), insofar as the same applies to the Company’s health and medical insurance plan.

E.             Retirement Plan. Employee’s 401(k) Retirement Plan (the “401(k) Plan”) contributions have been or will be made by the Company and Employee for the period from January 1, 2008 through December 1, 2008.  As required by applicable ERISA and the 401(k) Plan rules and regulations, the Company’s matching and the Employee’s participation in the Company’s 401(k) Plan will cease on and as of December 31, 2008, and no 401(k) Plan deductions or contributions will be withheld from the lump sum severance payment provided for in Paragraph A(2) above.  Nothing in this Agreement is intended to alter or modify the Employee’s right to any benefit to which he is entitled under the 401(k) Plan.  All such contributions are and shall remain subject to the terms of the 401(k) Plan and the Employee’s rights thereunder, as well as all applicable ERISA and Internal Revenue Service statutes, rules and regulations.

F.             Other Matters.  Other than as specifically provided for in this Agreement, Employee represents, warrants and acknowledges that the Company owes Employee no wages, salaries, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or any other compensation, benefits, payments or remuneration of any kind or nature.

3.   STOCK OPTION INTERESTS.

A.            Stock Options.  The Parties acknowledge that, as of the Effective Date, the Employee has or may have certain vested and unexercised employee stock options exercisable at various prices and amounts per share, and certain unvested employee stock options; all as more particularly provided in the stock option plan and grant agreement or notices under and pursuant to which the same were originally granted to the Employee.  In accordance with and as required by Section 8(b) and Section 8(g)(ii) of the Employment Agreement, all unvested stock options granted to the Employee shall be and become immediately and fully vested, and all such options shall be kept in full force and effect and will be exercisable for a period of 180 days following the Effective Date, at which time the same shall expire.

B.            No Further Interest.  Employee acknowledges that as of the Effective Date, Employee will have no right, title or interest in or to any additional shares of or options covering the Company’s capital stock under the agreements referred to herein or any other document, instrument or arrangement with the Company.

4.   EMPLOYEE CONDUCT.

A.            Nondisparagement. As required by Section 12 of the Employment Agreement and for a period of one (1) year after the Effective Date, the Employee and the Company agree not to and shall not criticize or disparage each other, or participate or concur in any remarks or actions that are disparaging, critical or detrimental in any way regarding each other, or their respective current, former and future officers, directors, employees, or any related, affiliated, parent or subsidiary corporations, entities or organizations.  In addition, Employee and the Company shall not issue any communication, written or otherwise, that reflects negatively or adversely on or encourages any adverse action against each other, or any of their respective current, former and future officers, directors, employees, or any related, affiliated parent or subsidiary corporations, entities or organizations, except if testifying truthfully under oath pursuant to any lawful court order or subpoena, or otherwise responding to or providing disclosures required by law.

B.            Return of Property.  Employee shall immediately review all personal property and items and return to Employer all Company-owned property in Employee’s possession or under his control, including but not limited to all keys to company offices, buildings and property; all Company-owned equipment and automobiles; all Company-owned or licensed software, hardware, documents and papers (including without limitation reports, reserve, drilling and production data, customer and supplier agreements, business plans, notebooks, entries, and files); all Company credit cards; and any and all other Company property.

C.            Nondisclosure of Confidential and Proprietary Information.  As required by Section 9(a) and Section 9(b) of the Employment Agreement, at all times since execution of the Employment Agreement and prior to the Effective Date of this Agreement, Employee has not disclosed, divulged, furnished, made available to any party, nor used for his benefit or the benefit of any other person or entity; and, as required by Sections 9(a) and 9(b) of the Employment Agreement, for the applicable periods of time provided for in said Sections after the Effective Date, the Employee agrees not to engage in a Competitive Activity or disclose, divulge, furnish, make available to any party, nor use for his benefit or the benefit of any other person or entity, any information Employee received in connection with the Company which is confidential or proprietary, and:  (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge, or (iii) which is a matter of public knowledge, but Employee knows or has reason to know that such information became a matter of public knowledge through an unauthorized disclosure.  Proprietary or confidential information shall include, but not be limited to, information that the unauthorized disclosure or use of which would reduce the value of such information to the Company.  Such information, includes, without limitation, the Company’s client, supplier and customer lists, trade secrets, drilling and reserve data and reports, prospects and opportunities, price lists and decisions, price and cost determinations, proprietary information, intellectual property and associated rights, any confidential information about (or provided by) any current, prospective or former client or customer of the Company, information concerning the Company’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by the Company, securities positions, or past, current or prospective transactions or business of the Company.  Employee hereby confirms that he has delivered to the Company and retained no copies of any written materials, records and documents (including those that are electronically stored) made by Employee or coming into his possession during the course of the employment relationship which contain, refer to or are derived from any such proprietary or confidential information.

D.            Nonsolicitation.  An provided in Section 9(a) of the Employment Agreement, Employee agrees that he will not directly or indirectly: (1) hire, engage in or participate in any effort or act to solicit the customers, suppliers, associates or employees of the Company to cease doing business or terminate their association with the Company; or (2) encourage or solicit any customer, supplier, associate or employee of the Company to breach any contractual, employment or other obligation with the Company.

E.             Confidentiality of Agreement. Employee agrees not to disclose the terms, contents, consideration or provisions of this Agreement, the claims that have been or could have been raised against the Company, or the facts and circumstances underlying this Agreement to any party, except:  (1) employee’s immediate family, so long as such family members agree to be bound by the confidential nature of this Agreement; (2) to (i) Employee’s tax advisors, so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement, (ii) taxing authorities, if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement, or (iii) Employee’s legal counsel; and (3) pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement should the same ever be necessary.  The Company shall be entitled to disclose the terms, conditions and provisions of this Agreement: (1) to its officers, directors, attorneys, accountants, auditors, legal representatives and applicable governmental entities; (2) as necessary to enforce the terms of this Agreement; or (3) as may be required by law.

5.   WAIVER AND RELEASE OF CLAIMS.

Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed or claimed to be owed to Employee by the Company. The Employee, on behalf of himself and his heirs, executors, administrators, and assignees, hereby fully and forever releases and discharges the Company and its respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor, successor, parent and affiliated entities and  corporations, and assignees from any and all claims, duties, obligations, damages, suits and causes of action relating to all matters of any kind, whether known, unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up through and including the Effective Date (except to the extent necessary or required thereafter to fully effectuate the intent of and provisions contained Section 2 hereof), including, without limitation:

A.            any and all claims relating to or arising from the Employment Agreement, Employee’s employment relationship with the Company, and termination of Employee’s employment relationship with the Company;

B.            any and all claims for personal injury, including but not limited to wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

C.            any and all claims for violation of any federal, state or municipal statute, including, but not limited to:  the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, sections 1981 through 1988 of Title 42 of the United States Code and all amendments thereto, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefits Protection Act of 1990 (“OWBPA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Federal Family and Medical Leave Act (“FMLA”), the Sarbanes-Oxley Act of 2002; the California Whistleblower Protection Act, the New York State Constitution, the New York Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the New York City Human Rights Law, the New York Retaliatory Action by Employers Law, the New York Non-Discrimination for Legal Actions Law and the New York Wage and Hour Law, or any other applicable local, municipal, county, state or federal statutes, rules or regulations;

D.            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination, or discrimination based on age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability or retaliation; and

E.             any and all claims for damages, attorney’s fees and costs; provided, however, if a claim is made against Employee by a third party for actions relating to or arising from Employee’s employment relationship made in good faith while he was employed by the Company, the Company agrees at its option to engage legal counsel and directly pay the reasonable legal fees and costs incurred in defending such a claim (if the Company and Employee are co-defendants) or to separately advance reasonable attorney’s fees to Employee’s legal counsel, who is reasonably acceptable to the Company.  To the extent any such action may be brought by a third party, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief, in connection with any such action.

The Employee agrees that the release provisions contained in this Section 5 shall be and remain in full force and effect in all respects as a complete and general release as to all matters referred to herein and released hereby.  This release does not extend to any obligations incurred under this Agreement.  This Agreement may not be cited as and does not constitute any admission by the Company of any violation of any law or legal obligation with respect to any aspect of Employee’s employment or termination thereof.

6.   JOINT PREPARATION.

This Agreement has been jointly discussed, negotiated, drafted, revised, prepared and finalized by both the Company and the Employee, and shall be deemed to be a result of the joint preparation by both Parties.  In no event shall all or any portion of this Agreement, or any specific term, condition or provision hereof, be construed against or more favorable to either Party, and this Agreement shall be construed in a neutral fashion as to both Parties based on the joint preparation hereof by both Parties.

7.   BREACH OF THIS AGREEMENT.

Employee acknowledges that upon breach of any of the terms, conditions and provisions contained in Section 4 of this Agreement and similar provisions contained in the Employment Agreement, the Company would sustain irreparable harm from such breach; and, therefore, Employee agrees that in addition to any other remedies which the Company may have for any breach of this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Employee from committing or continuing any such violation of this Agreement.

8.   SEVERABILITY.

In the event any of the provisions, terms or clauses contained herein are declared by a court of competent jurisdiction to be illegal, unenforceable, ineffective or void, then said provisions, terms or clauses shall be deemed severed herefrom and this Agreement shall continue in full force and effect in all other respects.  This Agreement is binding on the Parties and their respective heirs, successors, executors, assignees, administrators and legal representatives.

9.   ARBITRATION.

Subject to Section 7 above, the Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in New York, New York before the Judicial Arbitration and Mediation Services (“JAMS”) under its New York Employment Dispute Resolution Rules or the equivalent thereof.  The arbitrator shall be bound by New York law and judicial precedent, and shall render a reasoned decision, including findings of fact and conclusions of law, within thirty (30) days after final argument or briefing, whichever is later.  The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to enforce the arbitration award in any court of competent jurisdiction. The Parties further agree that the prevailing Party in any such proceeding shall be awarded reasonable attorneys’ fees and costs.

10.   ENTIRE AGREEMENT.

This Agreement represents and constitutes the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company and termination of the Employment Agreement; and, subject to the survival provisions contained in Section 13 of the Employment Agreement or unless otherwise provided for herein, supersedes, cancels and replaces any and all prior written and verbal agreements and understandings concerning Employee’s relationship with and compensation by the Company.  This Agreement represents a full and complete mutual and purely voluntary agreement of the Parties; and the Parties, by their signatures, indicate their full agreement with and understanding of its terms.  The Parties acknowledge they have been given a reasonable period of time to consider this Agreement, that they have freely, knowingly and voluntarily decided to accept these benefits, and that this Agreement has binding legal effect.

11.   NO ORAL MODIFICATION.

This Agreement may only be amended, altered or changed by a written instrument executed by the Employee and the Company that specifically references this Agreement.

12.   GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law provisions.

13.   COUNTERPARTS.

This Agreement may be executed in one or more counterparts.  Each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each Party.

14.   ASSIGNMENT.

This Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

15.   VOLUNTARY EXECUTION OF AGREEMENT.

This Agreement has been and is being executed voluntarily, without any duress or undue influence on the part or behalf of the Parties, and with the full intent of releasing all claims. The Parties acknowledge that:

A.            they have read this Agreement;

B.            they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or they have voluntarily declined to seek such counsel;

C.            they understand the terms, conditions, provisions and consequences of this Agreement and the releases contained herein; and

D.            they are fully aware of the legal and binding effect of this Agreement.

THE TERMS OF THIS AGREEMENT ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN EMPLOYEE AND COMPANY.  EACH PARTY HAS CONSULTED WITH AN ATTORNEY, OR HAS VOLUNTARILY DECLINED TO CONSULT WITH AN ATTORNEY, PRIOR TO EXECUTION OF THIS AGREEMENT; HAS ELECTED TO EXECUTE THIS AGREEMENT AND FULFILL THE PROMISES SET FORTH HEREIN IN ORDER TO RECEIVE THE CONSIDERATION SET FORTH HEREIN; AND HAS FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERED INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date shown above.

COMPANY:		EMPLOYEE:

WARREN RESOURCES, INC., a
Maryland corporation

By:	/s/ Ellis G. Vickers	/s/ Lloyd G. Davies
	(Signature)	LLOYD G. DAVIES
Ellis G. Vickers,
Senior Vice President – Land Management and Regulatory Affairs

WARREN E&P, INC., a New Mexico corporation

By:	/s/ Ellis G. Vickers
(Signature)
Ellis G. Vickers,
Senior Vice President

WARREN RESOURCES OF CALIFORNIA, INC.,
a California corporation

By:	/s/ Ellis G. Vickers
(Signature)
Ellis G. Vickers,
Senior Vice President

EXHIBIT “A”

I, LLOYD G. DAVIES, acknowledge receipt of and do hereby sign a General Release and Severance Agreement between myself and the Company named therein.  I acknowledge that I have had at least 21 days to review the General Release and Severance Agreement.

DATED: December 22, 2008	By:	/s/ Lloyd G. Davies
LLOYD G. DAVIES

EXHIBIT “B”

WARREN RESOURCES, INC.

WARREN E&P, INC.

WARREN RESOURCES OF CALIFORNIA, INC.

1114 Avenue of the Americas, 34th Floor

New York, NY 10036

Re:          General Release and Severance Agreement

Ladies and Gentlemen:

On December 22, 2008, I executed a General Release and Severance Agreement (the “Agreement”).  I was advised in writing to consult with an attorney of my choosing prior to executing the Agreement.

More than seven (7) days have elapsed since I executed the Agreement.  I have at no time revoked my acceptance or execution of the Agreement and hereby reaffirm my acceptance of the Agreement.

Very truly yours,

/s/ Lloyd G. Davies
LLOYD G. DAVIES

January 5, 2009
Date